Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Corporate News Release	Irving, Texas 75039

Celanese Corporation Reports First Quarter 2012 Results

Dallas, April 24, 2012: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported first quarter 2012 net sales of $1,633 million, a 3 percent increase from the prior year period, primarily driven by higher volumes in its Acetyl Intermediates and Industrial Specialties segments. Higher pricing also contributed to the increase in net sales. Operating profit, however, decreased to $98 million and reflected the continued recessionary trends in the European economy, the lingering effect of the fourth quarter 2011 inventory destocking in the company's Acetyl Intermediates segment and significantly higher raw material costs. Additionally, this quarter's results included other charges and other adjustments of $32 million, primarily associated with a production interruption in the company's Acetate Products business that was resolved in January 2012. Operating profit in the prior year period was $188 million, including $4 million of other charges and other adjustments.

	Three Months Ended
	March 31,
(in $ millions, except per share data) - Unaudited	2012	2011
Net sales	1,633	1,589
Operating profit (loss)	98	188
Net earnings (loss) attributable to Celanese Corporation	183	142
Operating EBITDA [1]	255	304
Diluted EPS - continuing operations	$1.15	$0.87
Diluted EPS - total	$1.15	$0.90
Adjusted EPS [2]	$0.72	$0.96
1 Non-U.S. GAAP measure. See reconciliation in Table 1A.
2 Non-U.S. GAAP measure. See reconciliation in Table 6.

"Our first quarter results reflected a challenging economic environment in certain geographies and industries that we serve. In particular, industry demand and margins in acetyls continued to be impacted by European recessionary trends which also impacted auto builds and industrial goods," said Mark Rohr, chairman and chief executive officer. "However, our operating cash flow increased significantly in the quarter and we remain committed to a balanced use of cash that enhances stockholder value. We are focused on continuing to maximize the profitability of our businesses through operational excellence, margin optimization and delivering value-added applications for our customers."
GAAP net earnings of $183 million in the first quarter of 2012 reflected the recognition of foreign tax credit benefits of $142 million. GAAP net earnings in the prior year were $142 million. Diluted earnings per share from continuing operations was $1.15 compared with $0.87 in the prior year period.

Adjusted earnings per share in the first quarter of 2012, which excluded other charges and other adjustments and the impact of the tax credit benefits, was $0.72 compared with $0.96 in the prior year period. The tax rate and diluted share count for adjusted earnings per share in the first quarter were 17 percent and 159.1 million, respectively.

Recent Highlights

•	Completed the acquisition of certain assets from Ashland Inc., including two product lines, Vinac® and Flexbond®, which will support the strategic growth of the Celanese Emulsion Polymers business.

•
Received key government approvals necessary to proceed with previously announced plans to modify and enhance its existing integrated acetyl facility at the Nanjing Chemical Industrial Park to produce ethanol for industrial uses. Based upon continued advancements to its TCX® ethanol process technology, the company now expects to have approximately 30 to 40 percent additional ethanol production capacity above the originally announced 200,000 tons with no increase in the capital investment for the modification and enhancement. The unit is expected to startup in mid-2013.

•
Moody's Investors Service and Standard & Poor's Ratings Services both raised its outlook for Celanese to "Positive" from "Stable." In raising the company's outlook, both agencies cited improved operating performance, debt reduction, as well as its operational, geographical and product diversity.

•
Announced that its board of directors has approved a 25 percent increase in the company's quarterly common stock cash dividend. The dividend rate increased from $0.06 to $0.075 per share of common stock on a quarterly basis and from $0.24 to $0.30 per share of common stock on an annual basis, effective August 2012.

First Quarter Business Segment Overview

Advanced Engineered Materials
Advanced Engineered Materials was impacted by continued recessionary trends in Europe, including lower auto builds, as net sales modestly decreased to $317 million in the first quarter of 2012 from $328 million in the prior year period. Pricing increased 3 percent; however, year-over-year volumes declined primarily due to lower demand in industrial goods in Europe and electronics in Asia. Operating EBITDA was $94 million compared with $104 million in the prior year period. The decrease was primarily due to investments in future growth opportunities, including integrating manufacturing operations from recent acquisitions and expanding compounding operations in Asia. Equity earnings from the company's affiliates were $43 million, a $9 million increase from the prior year period, driven primarily by higher earnings in its Ibn Sina venture. Operating profit in the first quarter of 2012 was $21 million compared with $38 million in the same period last year. Depreciation and amortization in the period was $6 million higher than the prior year period, mainly related to the startup and expansion of the company's polyacetal (POM) facility in Frankfurt Hoechst Industrial Park.

Consumer Specialties
Consumer Specialties delivered sustained performance in the quarter with net sales of $264 million compared with $266 million in the same period last year. Pricing increased 7 percent over the prior year and offset lower volumes in the company's

Acetate Products business related to a first quarter production interruption. Operating EBITDA was $66 million compared with $68 million in the same period last year. Operating profit was $39 million, including other charges and other adjustments of $10 million related to the interruption, compared with $54 million in the prior year.

Industrial Specialties
Industrial Specialties net sales in the first quarter of 2012 increased to $309 million from $290 million in the prior year period, largely due to higher volumes and pricing. The higher volumes were primarily driven by demand growth in North America and Asia, as well as additional volumes associated with the company's recent acquisition. Volumes in Europe were lower due to weakness in the economy. Higher pricing reflected continued improvement in product mix. Operating EBITDA was $34 million compared with $35 million in the prior year period due to higher raw material costs, including ethylene. Operating profit in the first quarter of 2012 was $19 million compared with $25 million in the prior year period. The decrease was due to higher depreciation and amortization as the company invested in innovation and capacity expansion at its vinyl acetate ethylene production facility in Nanjing, China and its EVA Performance Polymers facility in Edmonton, Canada, as well as the recent acquisition.

Acetyl Intermediates
Acetyl Intermediates net sales in the first quarter of 2012 increased to $852 million from $813 million in the same period last year, driven by higher volumes mainly in downstream derivatives. Operating EBITDA in the period, however, was $83 million compared with $122 million in the prior year period as raw material costs, primarily ethylene, increased significantly compared to the prior year period. Demand for acetyl products continued to recover from the fourth quarter industry destocking but lower acetic acid industry utilization and lower industry pricing also impacted first quarter results. Operating profit in the current period was $60 million compared with $112 million in the same period last year, which included a $19 million gain related to vendor settlements.

Taxes
The tax rate for adjusted earnings per share was 17 percent in the first quarter of 2012 and the first quarter of 2011. The effective tax rate for continuing operations for the first quarter of 2012 was (71) percent compared with 23 percent in the first quarter of 2011. The net tax benefit in the first quarter of 2012 was primarily due to the recognition of $142 million of foreign tax credit benefits, partially offset by a charge related to the accounting treatment of undistributed foreign earnings associated with one of its Asian strategic affiliates. Net cash taxes paid were $23 million in the first quarter of 2012 compared with net cash taxes refunded of $6 million in the first quarter of 2011. The increase in net cash taxes paid is primarily due to timing of tax refunds.

Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company's earnings and operating EBITDA, were $51 million in the first quarter of 2012, an $8 million increase from the prior year period's results. Equity and cost investment dividends, which are included in cash flows, were $111 million, a $38 million increase from the prior year period. During the first quarter of 2012, the company received a cash dividend payment from one of its Asian strategic affiliates as a result of an amended agreement which modified certain dividend rights.

Cash Flow
During the first three months of 2012, the company generated $215 million in cash from operating activities, an $83 million increase from the same period last year. The increase was primarily driven by improved working capital and the increased dividends from one of its Asian strategic affiliates in the quarter. Cash used in investing activities during the first three months of 2012 was $155 million compared with $151 million in the same period last year. This quarter's results included capital expenditures related to the company's innovative TCX® ethanol technology and the acquisition of two product lines from Ashland Inc. Net cash used in financing activities during the first three months of 2012 was $21 million compared with $11 million in the prior year period. The company repurchased $20 million of its outstanding common shares during the first quarter of 2012. Net debt at the end of the first quarter of 2012 was $2,303 million, a $32 million decrease from the end of 2011.

Outlook
"We expect the current challenging market conditions in Europe and Asia outside of China to continue further into 2012 than originally anticipated," said Rohr. "In response, we are taking actions to deliver on our earnings commitment for 2012. This includes operating our plants at the appropriate levels to maximize profit and returns, managing our discretionary spend without impacting critical innovation and growth initiatives, and expanding customer relationships through value-added applications."

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Jacqueline Terry	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4417	Phone: +49(0)69 45009 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49(0) 45009 58800
Jon.Puckett@celanese.com	Jacqueline.Terry@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of specialty materials and chemical products that are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,600 employees worldwide and had 2011 net sales of $6.8 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com or the company's blog at www.celaneseblog.com.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “can,” “could,” “might,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technology, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, including the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects the following performance measures: operating EBITDA, business operating EBITDA, affiliate EBITDA and proportional affiliate EBITDA, adjusted earnings per share and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is net income; for proportional affiliate EBITDA is equity in net earnings of affiliates; for affiliate EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.

Use of Non-U.S. GAAP Financial Information

•
Operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7. We present operating EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that operating EBITDA is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Operating EBITDA is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results and for the company's incentive compensation plan. Operating EBITDA should not be considered as an alternative to net income determined in accordance with U.S. GAAP. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.

•
Business operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7, less equity in net earnings of affiliates, dividend income from cost investments and other (income) expense. This supplemental performance measure reflects the operating results of the company's operations without regard to the financial impact of its equity and cost investments.

•
Affiliate EBITDA is defined by the company as operating profit plus the depreciation and amortization of its equity affiliates. Proportional affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

•
Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any given future period.

•
Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company's capital structure. Our management and credit analysts use net debt to evaluate the company's capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates' net debt.

Results Unaudited

The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31,
(in $ millions, except share and per share data)	2012	2011
Net sales	1,633	1,589
Cost of sales	(1,363)	(1,238)
Gross profit	270	351
Selling, general and administrative expenses	(134)	(128)
Amortization of intangible assets	(13)	(16)
Research and development expenses	(26)	(23)
Other (charges) gains, net	—	3
Foreign exchange gain (loss), net	1	1
Gain (loss) on disposition of businesses and asset, net	—	—
Operating profit (loss)	98	188
Equity in net earnings (loss) of affiliates	51	43
Interest expense	(45)	(55)
Refinancing expense	—	—
Interest income	1	1
Dividend income - cost investments	—	—
Other income (expense), net	2	3
Earnings (loss) from continuing operations before tax	107	180
Income tax (provision) benefit	76	(42)
Earnings (loss) from continuing operations	183	138
Earnings (loss) from operation of discontinued operations	—	6
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit, discontinued operations	—	(2)
Earnings (loss) from discontinued operations	—	4
Net earnings (loss)	183	142
Net earnings (loss) attributable to noncontrolling interests	—	—
Net earnings (loss) attributable to Celanese Corporation	183	142
Cumulative preferred stock dividends	—	—
Net earnings (loss) available to common shareholders	183	142
Amounts attributable to Celanese Corporation
Earnings (loss) per common share - basic
Continuing operations	1.17	0.88
Discontinued operations	—	0.03
Net earnings (loss) - basic	1.17	0.91
Earnings (loss) per common share - diluted
Continuing operations	1.15	0.87
Discontinued operations	—	0.03
Net earnings (loss) - diluted	1.15	0.90
Weighted average shares (in millions)
Basic	156.5	156.0
Diluted	159.1	158.7

Consolidated Balance Sheets - Unaudited

(in $ millions)	As of	As of
	March 31, 2012	December 31, 2011
ASSETS
Current assets
Cash & cash equivalents	727	682
Trade receivables - third party and affiliates, net	928	871
Non-trade receivables, net	207	235
Inventories	753	712
Deferred income taxes	104	104
Marketable securities, at fair value	63	64
Other assets	35	35
Total current assets	2,817	2,703
Investments in affiliates	762	824
Property, plant and equipment, net	3,329	3,269
Deferred income taxes	562	421
Other assets	368	344
Goodwill	783	760
Intangible assets, net	202	197
Total assets	8,823	8,518
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	155	144
Trade payables - third party and affiliates	758	673
Other liabilities	517	539
Deferred income taxes	19	17
Income taxes payable	22	12
Total current liabilities	1,471	1,385
Long-term debt	2,875	2,873
Deferred income taxes	138	92
Uncertain tax positions	176	182
Benefit obligations	1,435	1,492
Other liabilities	1,187	1,153
Commitments and contingencies
Stockholders' equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(880)	(860)
Additional paid-in capital	641	627
Retained earnings	2,597	2,424
Accumulated other comprehensive income (loss), net	(817)	(850)
Total Celanese Corporation stockholders' equity	1,541	1,341
Noncontrolling interests	—	—
Total equity	1,541	1,341
Total liabilities and equity	8,823	8,518

Table 1
Business Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended
	March 31,
(in $ millions)	2012	2011
Net Sales
Advanced Engineered Materials	317	328
Consumer Specialties	264	266
Industrial Specialties	309	290
Acetyl Intermediates	852	813
Other Activities [1]	—	1
Intersegment eliminations	(109)	(109)
Total	1,633	1,589
Operating Profit (Loss)
Advanced Engineered Materials	21	38
Consumer Specialties	39	54
Industrial Specialties	19	25
Acetyl Intermediates	60	112
Other Activities [1]	(41)	(41)
Total	98	188
Other Charges and Other Adjustments [2]
Advanced Engineered Materials	3	12
Consumer Specialties	17	5
Industrial Specialties	2	—
Acetyl Intermediates	2	(17)
Other Activities [1]	8	4
Total	32	4
Depreciation and Amortization Expense [3]
Advanced Engineered Materials	27	19
Consumer Specialties	9	8
Industrial Specialties	13	10
Acetyl Intermediates	20	25
Other Activities [1]	3	4
Total	72	66
Business Operating EBITDA
Advanced Engineered Materials	51	69
Consumer Specialties	65	67
Industrial Specialties	34	35
Acetyl Intermediates	82	120
Other Activities [1]	(30)	(33)
Total	202	258
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	43	35
Consumer Specialties	1	1
Industrial Specialties	—	—
Acetyl Intermediates	1	2
Other Activities [1]	8	8
Total	53	46
Operating EBITDA
Advanced Engineered Materials	94	104
Consumer Specialties	66	68
Industrial Specialties	34	35
Acetyl Intermediates	83	122
Other Activities [1]	(22)	(25)
Total	255	304
1 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.
2 See Table 7 for details.
3 Excludes accelerated depreciation and amortization expense included in Other Charges and Other Adjustments above. See Table 1A for details.

Table 1A
Reconciliation of Consolidated Net Earnings (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended
	March 31,
(in $ millions)	2012	2011
Net earnings (loss) attributable to Celanese Corporation	183	142
(Earnings) loss from discontinued operations	—	(4)
Interest income	(1)	(1)
Interest expense	45	55
Refinancing expense	—	—
Income tax provision (benefit)	(76)	42
Depreciation and amortization expense [2]	72	66
Other charges (gains), net [1]	—	(3)
Other adjustments [1]	32	7
Operating EBITDA	255	304
Detail by Business Segment
Advanced Engineered Materials	94	104
Consumer Specialties	66	68
Industrial Specialties	34	35
Acetyl Intermediates	83	122
Other Activities [3]	(22)	(25)
Operating EBITDA	255	304
1 See Table 7 for details.
2 Excludes accelerated depreciation and amortization expense as detailed in the table below and included in Other adjustments above.
3 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.

	Three Months Ended
	March 31,
(in $ millions)	2012	2011
Advanced Engineered Materials	—	2
Consumer Specialties	—	4
Industrial Specialties	2	—
Acetyl Intermediates	—	—
Other Activities [3]	—	—
Accelerated depreciation and amortization expense	2	6
Depreciation and amortization expense [2]	72	66
Total depreciation and amortization expense	74	72

Table 2
Factors Affecting Business Segment Net Sales - Unaudited

Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011

	Volume	Price	Currency	Other		Total
	(In percentages)
Advanced Engineered Materials	(5)	3	(2)	1	(1)	(3)
Consumer Specialties	(8)	7	—	—		(1)
Industrial Specialties	5	4	(2)	—		7
Acetyl Intermediates	8	(2)	(1)	—		5
Total Company	3	1	(1)	—		3
1  2011 includes the effects of the two product lines acquired in May 2010 from DuPont Performance Polymers.

Table 3
Cash Flow Information - Unaudited

	Three Months Ended
	March 31,
(in $ millions)	2012	2011
Net cash provided by operating activities	215	132
Net cash provided by (used in) investing activities [1]	(155)	(151)
Net cash used in financing activities	(21)	(11)
Exchange rate effects on cash and cash equivalents	6	12
Cash and cash equivalents at beginning of period	682	740
Cash and cash equivalents at end of period	727	722
1  2012 and 2011 include $21 million and $54 million, respectively, of capital expenditures related to the Ticona Kelsterbach plant relocation.

Table 4
Cash Dividends Received - Unaudited

	Three Months Ended
	March 31,
(in $ millions)	2012	2011
Dividends from equity investments	111	73
Dividends from cost investments	—	—
Total	111	73

Table 5
Net Debt - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	As of	As of
(in $ millions)	March 31, 2012	December 31, 2011
Short-term borrowings and current installments of long-term debt - third party and affiliates	155	144
Long-term debt	2,875	2,873
Total debt	3,030	3,017
Less: Cash and cash equivalents	727	682
Net debt	2,303	2,335

Table 6
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended
	March 31,
(in $ millions, except share and per share data)	2012		2011
		per share		per share
Earnings (loss) from continuing operations	183	1.15	138	0.87
Deduct: Income tax (provision) benefit	76		(42)
Earnings (loss) from continuing operations before tax	107		180
Other charges and other adjustments [1]	32		4
Refinancing - related expenses	—		—
Adjusted earnings (loss) from continuing operations before tax	139		184
Income tax (provision) benefit on adjusted earnings [2]	(24)		(31)
Less: Noncontrolling interests	—		—
Adjusted earnings (loss) from continuing operations	115	0.72	153	0.96
Diluted shares (in millions) [3]
Weighted average shares outstanding		156.5		156.0
Dilutive stock options		1.9		2.0
Dilutive restricted stock units		0.7		0.7
Total diluted shares		159.1		158.7
1 See Table 7 for details.
2 The adjusted effective tax rate is 17% for the three months ended March 31, 2012 and 17% for the three months ended March 31, 2011.
3 Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Other Charges and Other Adjustments - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

Other Charges (Gains), net:
	Three Months Ended
	March 31,
(in $ millions)	2012	2011
Employee termination benefits	—	4
Ticona Kelsterbach plant relocation	—	13
Commercial disputes	—	(20)
Total	—	(3)

Other Adjustments: [1]
	Three Months Ended
	March 31,		Income Statement
(in $ millions)	2012	2011	Classification
Business optimization	5	3	Cost of sales / SG&A
Ticona Kelsterbach plant relocation	3	(3)	Cost of sales
Plant closures	4	6	Cost of sales / SG&A
(Gain) loss on disposition of assets	—	1	(Gain) loss on disposition
Acetate production interruption	10	—	Cost of sales
Other	10	—	Various
Total	32	7
Total other charges and other adjustments	32	4
1 These items are included in net earnings but not included in other charges (gains), net.

Table 8
Equity Affiliate Results and Reconciliation of Operating Profit to Affiliate EBITDA -
a Non-U.S. GAAP Measure - Total - Unaudited

	Three Months Ended
	March 31,
(in $ millions)	2012	2011
Net Sales
Ticona Affiliates - Asia [1]	423	411
Ticona Affiliates - Middle East [2]	304	265
Infraserv Affiliates [3]	467	507
Total	1,194	1,183
Operating Profit
Ticona Affiliates - Asia [1]	46	43
Ticona Affiliates - Middle East [2]	139	102
Infraserv Affiliates [3]	29	33
Total	214	178
Depreciation and Amortization
Ticona Affiliates - Asia [1]	19	22
Ticona Affiliates - Middle East [2]	14	12
Infraserv Affiliates [3]	27	26
Total	60	60
Affiliate EBITDA
Ticona Affiliates - Asia [1]	65	65
Ticona Affiliates - Middle East [2]	153	114
Infraserv Affiliates [3]	56	59
Total	274	238
Net Income
Ticona Affiliates - Asia [1]	32	27
Ticona Affiliates - Middle East [2]	125	90
Infraserv Affiliates [3]	25	27
Total	182	144
Net Debt
Ticona Affiliates - Asia [1]	184	85
Ticona Affiliates - Middle East [2]	(105)	(89)
Infraserv Affiliates [3]	258	318
Total	337	314
1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (2012 - 0%, 2011 - 50%). Una SA was divested during the Three Months Ended March 31, 2011.
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

Table 8 (continued)
Equity Affiliate Results and Reconciliation of Proportional Operating Profit to Proportional Affiliate EBITDA - a Non-U.S. GAAP Measure - Celanese Proportional Share - Unaudited

	Three Months Ended
	March 31,
(in $ millions)	2012	2011
Proportional Net Sales
Ticona Affiliates - Asia [1]	195	190
Ticona Affiliates - Middle East [2]	76	66
Infraserv Affiliates [3]	153	166
Total	424	422
Proportional Operating Profit
Ticona Affiliates - Asia [1]	22	20
Ticona Affiliates - Middle East [2]	35	26
Infraserv Affiliates [3]	10	10
Total	67	56
Proportional Depreciation and Amortization
Ticona Affiliates - Asia [1]	9	10
Ticona Affiliates - Middle East [2]	3	3
Infraserv Affiliates [3]	9	9
Total	21	22
Proportional Affiliate EBITDA
Ticona Affiliates - Asia [1]	31	30
Ticona Affiliates - Middle East [2]	38	29
Infraserv Affiliates [3]	19	19
Total	88	78
Equity in Net Earnings of Affiliates (as reported in the Consolidated Statement of Operations)
Ticona Affiliates - Asia [1]	15	13
Ticona Affiliates - Middle East [2]	28	21
Infraserv Affiliates [3]	8	9
Total	51	43
Proportional Affiliate EBITDA in Excess of Equity in Net Earnings of Affiliates
Ticona Affiliates - Asia [1]	16	17
Ticona Affiliates - Middle East [2]	10	8
Infraserv Affiliates [3]	11	10
Total	37	35
Proportional Net Debt
Ticona Affiliates - Asia [1]	83	39
Ticona Affiliates - Middle East [2]	(26)	(22)
Infraserv Affiliates [3]	85	105
Total	142	122
1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (2012 - 0%, 2011 - 50%). Una SA was divested during the Three Months Ended March 31, 2011.
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).